Pursuant to 17 CTR 240.24b-2, confidential information has been omitted in places marked “[***]"
and has been filed separately with the Securities and Exchange Commission pursuant to a
Confidential Treatment Application filed with the Commission.
EXHIBIT 10.4
LICENSE AGREEMENT
by and between
INDENA SPA
and
SPECTRUM PHARMACEUTICALS, INC.

i

ii

12. GENERAL PROVISIONS	28

12.1 Further Assurances	28
12.2 Independent Contractors	28
12.3 Entire Agreement; Modification	29
12.4 Force Majeure	29
12.5 Limitation of Liability	29
12.6 Assignment	29
12.7 Governing Law	29
12.8 Headings	29
12.9 Interpretation	29
12.10 Severability	30
12.11 No Waiver	30
12.12 Notices	30
12.13 Compliance with Laws	31
12.14 Counterparts	31

iii

LICENSE AGREEMENT
     This License Agreement (this “Agreement”) is entered into as of July 17, 2007 (the “Effective Date”), by and between SPECTRUM PHARMACEUTICALS, INC. (“Spectrum”), a Delaware corporation having offices at 157 Technology Drive, Irvine, CA 92618 and INDENA SPA (“Indena”), an Italian company having offices at Viale Ortles 12, 20139 Milano, Italy. Indena and Spectrum may each be referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
     A. WHEREAS, Indena owns the rights to a compound known as IDN 5109 used in treating cancer in humans and has acquired and developed certain know-how concerning such compound.
     B. WHEREAS, IDN 5109 is the subject of patents in the United States, the European Union and Japan.
     C. WHEREAS, Spectrum is engaged in the development and marketing, sale and licensing of pharmaceutical products and desires to have access to the IDN 5109 and Indena’s know how relating to IDN 5109.
     D. WHEREAS, the Parties desire to enter into a license agreement whereby Spectrum shall obtain the exclusive right to develop and commercialize IDN 5109 as the active ingredient in products for all uses worldwide.
     NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, Indena and Spectrum hereby agree as follows:
AGREEMENT
1. DEFINITIONS. In addition to terms defined elsewhere in this Agreement, whenever used herein the following capitalized terms shall have the meaning set forth below.
     1.1 Affiliate. The term “Affiliate” shall mean any entity which directly or indirectly controls, is controlled by, or is under common control with Spectrum or Indena, as applicable. The term “control” as used in this definition means having (i) more than fifty percent (50%) ownership of the assets, profit interest or outstanding voting securities or (ii) the power to direct or cause the direction of the management and the policies of an entity, whether by contract or otherwise.

     1.2 cGMP. The term “cGMP” means all applicable standards relating to manufacturing practices for fine chemicals, intermediates, bulk products or finished pharmaceutical products including (i) ICH Q7a, U.S. cGMP 21CFR Parts 210 & 211, The Rules Governing Medicinal Products in the European Community, Volume IV Good Manufacturing Practice for Medicinal Products, and the principles detailed in the Japanese Pharmaceutical Affairs Law and Japanese Ministerial Ordinance 136, as each may be amended from time to time and (ii) statutes, rules, regulations or guidance documents (including but not limited to advisory opinions, compliance policy guides and guidelines) promulgated by any Regulatory Authority having jurisdiction over the manufacture of the Licensed Compound and the Products.
     1.3 Confidential Information. The term “Confidential Information” shall mean all know-how, trade secrets and other proprietary or confidential information of a disclosing Party or held by the disclosing Party, which may be disclosed from one Party to the other Party at any time and from time to time during the term of this Agreement. “Confidential Information” shall include the terms of this Agreement as well as any proprietary or confidential information that is jointly owned by the Parties. Information shall not be considered Confidential Information to the extent such information:
          (a) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records;
          (b) is properly in the public domain;
          (c) is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or
          (d) is developed by the receiving party independently of Confidential Information received from the disclosing Party, as documented by research and development records.
Nothing in this definition shall preclude a Party from use or disclosure of any proprietary or Confidential Information owned by that Party where the other Party has no rights of ownership.
     1.4 Controlled. The term “Controlled” shall mean possessing the ability to grant a license or sublicense without violating (i) any applicable law or governmental regulation or (ii) the terms of an agreement with a Third Party that has an effective date which predates the Effective Date hereof.
     1.5 DMF. The term “DMF” shall mean the documentation submitted to a Regulatory Authority that is used to provide confidential detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of API for pharmaceutical use.

     1.6 EMEA. The term “EMEA” shall mean the European Agency for the Evaluation of Medicinal Products (European Medicines Agency), any successor agency thereto or any equivalent replacement agency having substantially the same functions.
     1.7 Event of Default. The term “Event of Default” shall have the meaning set forth in Section 10.3.1 of this Agreement.
     1.8 FDA. The term “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto.
     1.9 First Commercial Sale. The term “First Commercial Sale” shall mean, with respect to any Product, the first sale for end use or consumption of such Product in a country after all required approvals, including marketing and pricing approvals, have been granted by the governing Regulatory Authority of such country.
     1.10 GAAP. The term “GAAP” shall mean generally accepted accounting principles in the United States, in each case as consistently applied by Spectrum or its Affiliates in their respective financial statements, audited if applicable.
     1.11 IDN 5109. The term IDN 5109 shall mean the compound described in Exhibit A hereto.
     1.12 Improvements. The term “Improvements” shall mean all inventions, discoveries, enhancements, improvements or modifications, whether or not patented or patentable, related to the Licensed Compound, a Product or the Technology, including but not limited to the manufacture, structure, formulation, conjugation, preparation, dosage, administration or packaging of the Licensed Compound, a Product or the Technology.
     1.13 IND. The term “IND” shall mean (i) an Investigational New Drug application as defined in the United States Food, Drug & Cosmetic Act and applicable regulations promulgated thereunder, as amended from time to time or (ii) an equivalent application or filing with the applicable Regulatory Authority in any country other than the United States allowing the commencement of human clinical trials.
     1.14 Joint Inventions. The term “Joint Inventions” shall have the meaning set forth in Section 4.1 of this Agreement.
     1.15 Joint Patent. The term “Joint Patent” shall mean any Patent filed with respect to a Joint Invention.
     1.16 Know-How. The term “Know-How” shall mean any discoveries, methods, processes, techniques, data and technical information that relate to the Licensed Compound, Patent Rights or the

Regulatory Filings, now or in the future owned or Controlled by Indena, whether or not: (i) the same is eligible for protection under the patent laws of the United States or elsewhere; (ii) enforceable as a trade secret; or (iii) the copying of which would be enjoined or restrained by a court as constituting unfair competition.
     1.17 License. The term “License” shall have the meaning set forth in Section 2.1.
     1.18 Licensed Compound or “API”. The terms “Licensed Compound” or “API” shall mean the compound known as IDN 5109 (also known as Ortataxel) and any polymorph, analog or derivative thereof.
     1.19 Licensed Field. The term “Licensed Field” shall mean all uses (human or otherwise), including all therapeutic, prophylactic, palliative and diagnostic uses.
     1.20 MAA. The term “MAA” shall mean a Marketing Authorization Application or similar application filed with the EMEA after completion of human clinical trials to obtain marketing approval for a Product in the European Union.
     1.21 MHLW. The term “MHLW” shall mean the Ministry of Health, Labour and Welfare in Japan or any successor agency thereto or any equivalent replacement agency having substantially the same functions.
     1.22 Milestone Payments. The term “Milestone Payments” shall mean the payments from Spectrum to Indena under Section 3.1.
     1.23 NDA. The term “NDA” shall mean a New Drug Application, as defined in the United States Food, Drug & Cosmetic Act and applicable regulations promulgated thereunder, as amended from time to time, to obtain approval from the FDA for commercial sale of a Product, or an equivalent application or filing with the applicable Regulatory Authority in any country other than the United States.
     1.24 Net Sales. The term “Net Sales” shall mean the amount received by Spectrum, its Affiliates or its sublicensees on account of sales of a Product to Third Parties in the Territory, less the following deductions to the extent actually allowed or specifically allocated to the Product by the selling party using GAAP and not separately invoiced: (i) sales and excise taxes and duties paid or allowed by the selling party and any other governmental charges imposed upon the production, importation, use or sale of such Product; (ii) customary trade, quantity and cash discounts allowed on the Product; (iii) allowances or credits to customers on account of rejection or return of Product or on account of retroactive price reductions affecting such Product; (iv) freight and insurance costs; (v) rebates, chargebacks and other amounts paid on sale or dispensing of the Product; (vi) sales commissions paid to distributors and/or selling agents; (vii) the booked cost of devices or systems used for delivering a Product into the patient where the Product when sold is a combination of the active pharmaceutical ingredient and the device or system; and (viii) amounts not actually received due to bad debt or returned checks. For the avoidance of doubt, for each Product the Net Sales shall be calculated only once for the first sale of such Product by Spectrum, its Affiliate or its sublicensee, as the case may be, to a Third Party which is neither an Affiliate nor sublicensee of Spectrum. A sale of Products by Spectrum, its Affiliate or its sublicensee to a wholesaler shall be regarded as the first sale of the Product for the purpose of calculating Net Sales. Net Sales shall not include the amount received on account of sales of a Product or of sales of a Product in a particular country for which the Term of this Agreement has expired.
     1.25 Patent. The term “Patent” shall mean any and all unexpired patents, patent applications, provisional patent applications and any patent issuing therefrom worldwide, together with any extensions, registrations, confirmations, reissues, continuations, divisions, continuations-in-part, reexamination certificates, confirmations, registrations, revalidations, additions, supplementary protection certificates, substitutions or renewals thereof and any patents anywhere in the world, claiming the priority date of any of the foregoing.
     1.26 Patent Rights. The term “Patent Rights” shall mean: the Patents set forth on Exhibit B, all rights (including all U.S. and foreign Patents) arising out of or resulting from each such Patent, and any other U.S. and foreign Patents, now or in the future owned or Controlled by Indena having claims covering or directed to the Licensed Compound or the Know-How. The term “Class A Patents Rights” shall include any and all Patent Rights claiming a Licensed Compound. The term “Class B Patent Rights” shall include any and all Patent Rights claiming the process to make a Licensed Compound.
     1.27 Product. The term “Product” shall mean any finished formulation containing the Licensed Compound as an active ingredient.
     1.28 Regulatory Approval. The term “Regulatory Approval” shall mean the approval, as amended or modified from time to time, from a Regulatory Authority approving the development, manufacture, sale or price, as applicable, of Products in a given country.
     1.29 Regulatory Authority. The term “Regulatory Authority” shall mean the principal governmental organization or agency that has the right to approve the development, manufacture, sale or, if applicable, the price of Products in a given country, including the FDA, the EMEA and the MHLW.
     1.30 Regulatory Filings. The term “Regulatory Filings” shall mean all filings with Regulatory Authorities that relate to the Licensed Compound or a Product, including Regulatory Approvals.
     1.31 Royalty Term. The term “Royalty Term” shall have the meaning set forth in Section 3.2.2.

     1.32 Technology. The term “Technology” shall mean the Patent Rights, Know-How and Regulatory Filings, together with Indena’s interest in any Joint Inventions and any Improvements owned or Controlled by Indena.
     1.33 Term. The term “Term” shall have the meaning set forth in Section 10.1.
     1.34 Territory. The term “Territory” shall mean all of the countries in the world (including their territories and possessions).
     1.35 Third Party. The term “Third Party” shall mean any person or entity other than a Party hereto or an Affiliate.
     1.36 Valid Claim. The term “Valid Claim” shall mean a claim in any unexpired, issued patent within the Patent Rights which has not been held invalid and/or unenforceable in a decision by a court or other body of competent jurisdiction from which there is no appeal or, if appealable, from which no appeal has been taken.
2. LICENSE.
     2.1 License. Indena hereby grants to Spectrum an exclusive (even as to Indena, except as provided in Section 2.4), right and license under Indena’s rights in and to the Technology to research, develop, make, have made, use, offer for sale, sell, have sold, distribute, import, and export the Licensed Compound and/or the Products in the Licensed Field in the Territory (the “License”).
     2.2 Sublicenses. Spectrum shall have the right, but not the obligation, to grant sublicenses under the License to its Affiliates and Third Parties. Each sublicense shall be consistent with the terms of this Agreement. Spectrum shall remain responsible for the performance of its sublicensees. Spectrum shall notify Indena of each sublicense granted hereunder.
     2.3 Technology and Material Transfer. On the Effective Date, Indena shall disclose, and as applicable, provide copies of, all Know-How to Spectrum.
     2.4 Exceptions to Exclusivity. Notwithstanding Section 2.1, Indena retains: (i) the right under the Technology to manufacture and sell the Licensed Compound and/or the Products exclusively to Spectrum or Spectrum’s designee in accordance with this Agreement; and (ii) the limited right to use and license the Patent Rights and Know-How for the manufacture and sale of compounds which do not contain the Licensed Compound and which are not in competition with the Licensed Compound. Indena shall keep Spectrum informed of its development efforts with regard to such compounds.

     2.5 Regulatory Filings. As soon as practicable after the Effective Date, Indena shall assign and transfer ownership, or have Bayer Corporation (“Bayer”), i.e. Indena’s former licensee whose license has been terminated to assign and transfer ownership, to Spectrum of any and all Regulatory Filings. Spectrum shall own all of the Regulatory Filings in perpetuity provided that this Agreement is not terminated by Spectrum pursuant to Section 10.2 or by Indena pursuant to Sections 10.3 or 10.4, in which case, upon request by Indena, Spectrum shall assign and transfer back to Indena ownership to all regulatory filings assigned and transferred by Indena (or Bayer) to Spectrum, on a Product-by-Product and/or country-by-country basis. Spectrum shall have the right to reference any and all of the data submitted in support of the Regulatory Filings. This right of reference shall survive expiration or termination of this Agreement for any reason other than for the same reasons set forth in the preceding sentence. As soon as practicable after the Effective Date, Indena shall provide copies to Spectrum of all Regulatory Filings, including all correspondence with appropriate Regulatory Authorities. The upfront payment indicated in Section 3.1 below shall be paid by Spectrum to Indena promptly upon receiving written confirmation that Indena has performed its obligations under this Section 2.5 relating to the transfer of ownership of any and all Regulatory Filings and the delivery of copies of all Regulatory Filings.
3. FINANCIAL TERMS AND CONDITIONS.
     3.1 Upfront and Milestone Payments. (a) In consideration of the License and the obligations assumed by Indena hereunder, Indena shall be entitled to receive from Spectrum the following amounts:
          (a) [***] Euro (€ [***]) for the license under Class A Patent Rights and the right to refer to Indena’s DMF;
          (b) [***] Euro (€ [***]) for: (i) the license under Class B Patent Rights; (ii) the right to use any and all toxicological, pharmacological and clinical data developed by Indena and/or Bayer relating to the Licensed Compound; and (iii) the transfer of the IND for the Licensed Compound from Indena or Bayer to Spectrum;
and thus in total the sum of [***] Euros (€ [***]) which shall become due and payable by Spectrum in installments upon achievement of the following milestones:

Payment
(Euros)

Upfront
As per Section 2.5	(i)	€1,000,000 pursuant to Section 3.1(a); and

	(ii)	€1,000,000 pursuant to Section 3.1(b)

Payment
(Euros)
Milestones

[***] months after the date both of the following have been achieved: (i) [***] (consistent with the terms of [***] of this Agreement) [***], in [***] reasonable opinion, [***]:		€ [***] pursuant to Section 3.1(b)

At the time the 10th patient is dosed in a Phase 3 clinical trial:	(i)	€ [***] pursuant to Section 3.1(a); and

	(ii)	€ [***] pursuant to Section 3.1(b)

Acceptance of the NDA filing by the FDA in the United States:		€ [***] pursuant to Section 3.1(b)

Approval of the NDA by FDA in the United States:	(i)	€ [***] pursuant to Section 3.1(a); and

	(ii)	€ [***] pursuant to Section 3.1(b)

Acceptance of the MAA filing by the EMEA:	(i)	€ [***] pursuant to Section 3.1(a); and

	(ii)	€ [***] pursuant to Section 3.1(b)

Approval of the MAA filing by the EMEA:	(i)	€ [***] pursuant to Section 3.1(a); and

	(ii)	€ [***] pursuant to Section 3.1(b)

Acceptance of the NDA filing by the MHLW in Japan:	(i)	€ [***] pursuant to Section 3.1(a); and

	(ii)	€ [***] pursuant to Section 3.1(b)

Approval of the NDA by the MHLW in Japan:	(i)	€ [***] pursuant to Section 3.1(a); and

	(ii)	€ [***] pursuant to Section 3.1(b)

Payment
(Euros)
Annual Net Sales exceed € [***]:	(i)	€ [***] pursuant to Section 3.1(a); and

	(ii)	€ [***] pursuant to Section 3.1(b)

Annual Net Sales exceed € [***]:	(i)	€ [***] pursuant to Section 3.1(a); and

	(ii)	€ [***] pursuant to Section 3.1(b)
Spectrum shall pay Indena the above payments within thirty (30) days of achieving the milestone (or thirty (30) days after the Effective Date with regard to the upfront payment). Each of the foregoing payments shall be paid only one time. Sections 3.1 (a) and (b) are not meant in any way to limit the License granted by Indena to Spectrum pursuant to Section 2.1
     3.2 Product Royalties.
          3.2.1 Patent Royalties During the Royalty Term, Spectrum shall pay Indena a royalty rate as set forth in the chart below on the aggregate annual Net Sales of each Product sold by Spectrum, its Affiliates and any sublicensees during each calendar year.

Annual Net Sales	Royalty Rate
€ [***]	[***]%
More than € [***] but less than or equal to € [***]	[***]%
More than € [***]	[***]%
          3.2.2 Royalty Term The “Royalty Term” shall begin on the First Commercial Sale of a particular Product in a particular country and expire on the earlier of (i) the expiration of the last Valid Claim covering such Product in that country, as determined on a Product-by-Product basis and a country-by-country basis or (ii) the regulatory approval of a generic version of a Product in that country, as determined on a Product-by-Product basis and a country-by-country basis.
          3.2.3 Royalty Offsets In the event that royalty payments are owed by Spectrum to Third Parties with respect to licenses necessary to use, develop, manufacture or import the Licensed

Compound, the royalties owed to Indena under Section 3.2.1 shall be reduced by [***] Percent ([***]) of the amount of the royalty payments actually paid by Spectrum to such Third Parties provided that such reductions shall not reduce the royalty paid to Indena in such country below [***] Percent ([***]%).
     In the event that royalty payments are owed by Spectrum to Third Parties with respect to licenses necessary to use, develop, manufacture, import or sell a finished formulation of the Licensed Compound, the royalties owed to Indena under Section 3.2.1 shall be reduced by [***] Percent ([***]) of the amount of the royalty payments actually paid by Spectrum to such Third Parties provided that such reductions shall not reduce the royalty paid to Indena in such country by more than [***] Percent ([***]%) in the aggregate.
          3.2.4 Quarterly Royalty Payments3.2.5 Royalties owed to Indena pursuant to this Article 3 shall be payable by Spectrum within ninety (90) days after the end of each calendar quarter (i.e., ninety (90) days after March 31, June 30, September 30 and December 31) based upon the Net Sales of each Product during such quarter. Any underpayment or overpayment of the quarterly royalty payments shall be reconciled and added or deducted to the royalty payment due in the calendar quarter in which such underpayment or overpayment is discovered.
          3.2.5 Reports Spectrum shall furnish to Indena at the same time as each royalty payment is made by Spectrum, a written report of Net Sales of the Products on a Product-by-Product basis and the royalty due and payable thereon, for the quarterly period upon which the royalty payment is based. Such reports shall be derived from Spectrum’s consolidated financial statements.
     3.3 Payments. All payments will be made in immediately available funds in Euros by bank wire transfer to such bank account designated in writing by Indena from time to time.
     3.4 Records. Spectrum shall keep full, complete and proper records and accounts of all sales of Products by Spectrum and its Affiliates in accordance with GAAP. All such records, statements, reports and accounts referred to in this Section 3.4 shall be retained for a period of three (3) years after the end of the period to which they apply.
     3.5 Income or Other Tax Withholding. If laws, rules or regulations require withholding of income or other taxes imposed upon payments set forth in this Article 3, Spectrum may make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article 3. Spectrum shall submit appropriate proof of payment of the withholding rates to Indena within a reasonable period of time. Spectrum shall use efforts consistent with its usual business practices to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of the current or any future double taxation treaties or agreements between foreign countries, and the Parties shall cooperate with each other with respect thereto, with the appropriate Party under the circumstances providing the documentation required under such treaty or agreement to claim benefits thereunder.
     3.6 Audit. If Indena disagrees with a royalty report provided by Spectrum, with reasonable justification for such disagreement, Indena, at its own expense, shall have the right, upon reasonable prior notice during regular business hours, to meet with Spectrum’s independent auditor to inspect and discuss the books and accounts of Spectrum or its Affiliates, related to the payment and calculation of royalties arising under this Agreement. After this inspection, if Indena still disagrees with the report provided by Spectrum, with reasonable justification for such disagreement, Indena, at its own expense, shall have the right, upon reasonable prior notice during regular business hours, to appoint independent auditors reasonably acceptable to Spectrum and have them during normal business hours, inspect and audit the books and accounts of Spectrum or its Affiliates, related to the payment and calculation of royalties arising under this Agreement. Spectrum shall cooperate and cause Spectrum’s Affiliates, to cooperate with such auditors. The auditors performing the audit shall disclose to Indena only information relating to the accuracy of records kept and the payments made, and shall be under a duty to keep confidential any other information obtained from such records. If any such audit establishes that Spectrum has underpaid or overpaid the amount due, Spectrum shall promptly pay any remaining amounts due as established by such audit or Indena shall promptly refund any over payment. If the underpayment is more than [***] percent ([***]%) of the aggregate Net Sales for all countries during any calendar year, Spectrum shall reimburse Indena for its out-of-pocket expense of such audit, together with interest at the rate specified in Section 3.7 below for late payments on any such overdue payment from the date due until paid.
     3.7 Late Payments. Any payments due to Indena under this Agreement that are not paid on the due date shall accrue interest at the rate of [***] Euro [***].
4. OWNERSHIP AND PATENT MATTERS.
     4.1 Ownership. As between the parties, all Technology provided hereunder by Indena shall be owned by Indena. Improvements made by an employee, agent or consultant of Spectrum, solely or jointly with a Third Party, shall be owned by Spectrum. Any Improvements, that are made jointly by employees, agents or consultants of Spectrum and employees, agents or consultants of Indena (“Joint Inventions”) shall be jointly owned by Spectrum and Indena and treated as joint inventions under U.S. laws applicable to joint inventions. Improvements made by an employee, agent or consultant of Indena, solely or jointly with a Third Party, shall be owned by Indena. Indena hereby grants to Spectrum, effective after the Agreement expires pursuant to Section 10.1 or Spectrum terminates the Agreement pursuant to Section 10.3 or 10.4, a perpetual, royalty-free right and license to all Improvements owned or Controlled by Indena and all information, know-how and other data owned or Controlled by Indena pertaining to all

Improvements or the Joint Inventions. For the avoidance of doubt, the previous sentences shall in no way be read to modify Sections 2.1 and 5.2 regarding Spectrum’s exclusive (even as to Indena) license to the Technology. Spectrum shall own any trademarks associated with the Products.
     4.2 Prosecution and Maintenance of Patent Rights.
          4.2.1 Patent Prosecution and Maintenance Spectrum, at its own expense, shall direct and control the preparation, filing, prosecution and maintenance of all United States and foreign Patents within the Patent Rights and all Joint Patents, including any interferences and oppositions. Notwithstanding the foregoing, Indena shall be responsible, at its own expense, for the re-issue of United States Patent Number 6,906,101 in all countries of the Territory, as applicable. Indena shall keep Spectrum informed of the re-issue process for this patent.
          4.2.2 Participation and Assistance If requested by Indena, Spectrum shall consult with Indena with regard to the preparation, filing, prosecution and/or maintenance of the Patents within the Patent Rights and any Joint Patents. Notwithstanding the preceding sentence, however, Spectrum shall in all events have final decision-making authority as relates to the preparation, filing, prosecution and/or maintenance of the Patents within the Patent Rights and any Joint Patents, and the scope of claims contained therein. Indena shall cooperate fully with Spectrum, at Spectrum’s request, in all matters relating to the preparation, filing, prosecution and/or maintenance of the Patents within the Patent Rights and any Joint Patents, including signing any necessary or appropriate documents, providing written and testimonial evidence, and doing such other acts as Spectrum may reasonably require.
          4.2.3 Patent Abandonment In the event Spectrum elects not to prosecute or to discontinue or abandon the prosecution and/or maintenance of any patent or patent application within the Patent Rights, any such patent or patent application shall at that time be excluded from the definition of Patent Rights and from the scope of the licenses granted under this Agreement. Spectrum shall give Indena at least sixty (60) days’ prior written notice of its election to discontinue or abandon any such patent or patent application within the Patent Rights during which time Indena may elect, in its sole discretion, to prosecute, file, continue and maintain such patent or patent application at its sole cost and expense and for its sole benefit by delivery of written notice to Spectrum. If Indena does not notify Spectrum in writing during such sixty (60) day period that it is exercising such rights, the patent or patent application shall be deemed abandoned and neither Indena nor Spectrum shall have any further responsibility for any such abandoned patent applications or patents. However, if Indena does not elect to prosecute, file, continue and maintain such patent or patent application, Spectrum may later elect to continue to prosecute and maintain such patent or patent application, in which case, the patent or patent application shall remain within the Patent Rights and License hereunder.

          4.2.4 Execution of Documents Each Party shall promptly execute or have executed by its employees, agents and consultants all documents necessary to vest ownership of inventions and related intellectual property rights relating to Joint Patents in Indena and Spectrum and to enable Spectrum to file, prosecute and maintain the Patents within the Patent Rights and Joint Patents. If Spectrum is unable, after reasonable effort, to secure the signature of Indena or any employee, agent or independent contractor of Indena on any document needed to apply for, prosecute or defend any patent or other intellectual property right or protection relating to the Patent Rights or the Joint Patents, Indena hereby designates and appoints Spectrum and its duly authorized officers and agents as its agent and attorney in fact to execute, verify and file applications, and to do all other lawfully permitted acts necessary to protect Spectrum’s rights in Joint Patents and to enable Spectrum to file, prosecute and maintain Patent Rights and Joint Patents with the same legal force and effect as if executed by Indena.
     4.3 Infringement Actions.
          4.3.1 Prosecution of Infringement
               (a) The Parties shall promptly notify one another in writing of any and all actual or threatened infringements by Third Parties of any Patents within the Technology that relate to a Product in the Licensed Field that is known to them, and in any event within thirty (30) days of learning of such infringement.
               (b) With respect to actual or threatened infringements of Patents within the Technology with respect to the Products, Spectrum shall have the first right, but not the obligation, to file suit or take other action to prevent such infringements of any such Patents. To the extent Spectrum takes such action, Spectrum shall control any such action and may enter into settlements, stipulated judgments or other arrangements respecting such infringement, at its own expense; provided, however, that such proposed settlements, judgments or arrangements shall be subject to Indena’s consent, not to be unreasonably withheld. In the event that Spectrum takes such action, Spectrum shall indemnify, defend and hold Indena harmless from any costs, expenses and liabilities respecting the action for such claimed infringement. Indena shall permit an action to be brought by Spectrum in Indena’s name if required by law. Indena agrees to provide all assistance that Spectrum may reasonably require in any litigation, including providing written evidence, deposition and trial testimony, for which Spectrum shall pay to Indena a reasonable and customary hourly rate of compensation. Spectrum shall keep Indena informed of developments in any such action, including, to the extent permissible by law, the status of any settlement negotiations and the terms of any offer related thereto. Indena shall have the right at its own expense to be represented by counsel in any such action. Any damages or other recovery from an infringement action undertaken by Spectrum pursuant to this Section 4.3.1(b) shall [***].

               (c) Spectrum shall promptly notify Indena in writing of its intention with regard to any such infringement. In the event that Spectrum elects not to take action against an actual or threatened infringement, Indena shall have the right to take action against such infringement, in which case Indena shall (i) pay any and all costs and expenses incurred in such action, (ii) indemnify, defend and hold Spectrum harmless from any costs, expenses or liability respecting all such action, and (iii) retain any and all recovery from such action. Spectrum agrees to provide all assistance that Indena may reasonably require in any litigation, including providing written evidence, deposition and trial testimony, for which Indena shall pay to Spectrum a reasonable hourly rate of compensation.
          4.3.2 Defense of Infringement Claims
               (a) If a Third Party makes or threatens against Spectrum, its Affiliates or sublicensees any claim of infringement of a Patent right based upon the use of, or arising as a result of the exercise of the rights and licenses granted hereunder to the Technology (each an “Alleged Infringement”), Spectrum shall have the right to respond to and defend any and all such Alleged Infringements at its own cost and expense, and in its sole discretion. Indena agrees to provide any necessary assistance that Spectrum may reasonably require in any such defense action for which Spectrum shall pay to Indena a reasonable hourly rate of compensation. Indena shall have the right, at its own expense, to retain counsel of its choice to represent it in any such defense action.
               (b) Spectrum shall promptly notify Indena in writing and provide a copy of (i) any claim of Alleged Infringement filed with a court or governmental authority or (ii) any written notice of an Alleged Infringement from an attorney or law firm. Within a reasonable period of time in advance of any responsive deadline required by law or otherwise set forth in the claim or notice of Alleged Infringement, Spectrum shall notify Indena in writing as to whether or not Spectrum intends to respond to such Alleged Infringement. In the event that Spectrum does not intend to respond to any such claim or notice or, notwithstanding Section 4.3.2(a), and notifies Indena in accordance with this Section, Indena shall have the right, in its sole discretion, to respond to such Alleged Infringement, in which case Indena shall pay any and all future costs and expenses incurred by Spectrum in such action, and shall indemnify, defend and hold Spectrum harmless from any future costs, expenses or liability respecting all such actions undertaken by Indena.
5. OBLIGATIONS RELATED TO SUPPLY, DEVELOPMENT, MARKETING AND COMMERCIALIZATION.

     5.1 Spectrum’s Diligence Obligations. Spectrum, its Affiliates and/or sublicensees, as applicable, shall use commercially reasonable efforts to (i) complete, file and pursue Regulatory Approval for one or more Products in the Territory and (ii) promote and market the Product or Products in the Territory. Such development, marketing and commercialization shall be pursued at such party’s sole cost and expense. Spectrum, its Affiliates and/or sublicensees, as applicable, shall have sole responsibility for making all decisions regarding the development, marketing and commercialization of the Products.
     5.2 Research and Development. Indena shall not conduct or sponsor any research or development with respect to the Licensed Compound without the prior written consent of Spectrum.
     5.3 Governmental Approvals. Spectrum, its Affiliates and/or sublicensees, as applicable, shall be solely responsible for obtaining all necessary approvals from Regulatory Authorities for the use, development, production, distribution, sale and import or export of any Products, at such parties expense, including preclinical and clinical trials and Regulatory Filings. Spectrum, its Affiliates and/or sublicensees, as applicable, shall have sole responsibility for any warning labels, packaging and instructions as to the use of Products. Spectrum, its Affiliates and/or sublicensees shall own all Regulatory Filings made with the applicable Regulatory Authorities with respect to the Products and all regulatory approvals.
     5.4 Supply of API. Subject to the provisions set out below in this Section 5.4, Indena shall [***] supply and Spectrum shall purchase [***] from Indena [***] Spectrum’s, its Affiliates’ and/or sublicensees’, [***] API [***] the Product at a price of € [***] per gram subject to adjustment for the reasons specified in this Section 5.4. The Parties shall in good faith negotiate the terms of a supply agreement and a quality agreement for [***] supply of the API. The provisions of such agreements shall be consistent with the provisions set forth in this Section 5.4 and the term of such agreements shall survive the termination or expiration of this Agreement, subject to standard termination provisions, including a unilateral right to terminate by Spectrum.
     Each shipment of API shall be accompanied by a Certificate of Analysis and Compliance in a form mutually agreed by the Parties, signed by Indena’s designated quality manager, that sets forth the analytical test results against the specifications for a lot of API and that certifies that such lot was produced and tested in compliance with the specifications, cGMPs, and all applicable Regulatory Approvals. [***].

     If Spectrum, its Affiliates and/or sublicensees, as applicable, engage a Third Party to manufacture the API, upon written request by Spectrum, Indena will provide technical assistance to the manufacturer engaged by Spectrum, its Affiliates and/or sublicensees, as applicable. The [***] of technical assistance shall be provided at [***] (other than for [***] from an Indena facility at Spectrum’s request) and any additional technical assistance shall be provided at € [***].
     If Spectrum, its Affiliates and/or sublicensees, as applicable, receive a bona fide offer from a qualified Third Party to supply API at a price lower than € [***] per gram and upon terms comparable to those applicable to current supplies by Indena, then the Parties shall take the steps provided for in the supply agreement between the Parties.
     Upon request by Spectrum, Indena shall supply to Spectrum, to a location Spectrum designates, an amount of API, as reasonably determined by Spectrum, necessary for Spectrum to conduct Phase 2 clinical trials.
6. INDEMNITY.
     6.1 Spectrum Indemnification. Spectrum (the “Indemnifying Party” under this Section 6.1) hereby agrees to indemnify, defend and hold Indena, its Affiliates, and its directors, employees and agents (the “Indemnified Party(ies)” under this Section 6.1) harmless from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”), to which one or more Indemnified Parties may become subject as a result of any (a) claim, demand, action or other proceeding for personal injury, wrongful death or product defect by any Third Party relating to the research, development, manufacture, use or sale of Products by Indemnifying Party and/or its Affiliates and/or their respective employees or agents, except to the extent that such Losses result from the gross negligence, wrongful intentional acts or willful omissions of Indemnified Party(ies), (b) claim, demand, action or other proceeding by any Third Party to the extent such Losses result from Spectrum’s material breach of any, obligation, representation, warranty or covenant contained in this Agreement or (c) any failure by Spectrum or its Affiliates or its sublicensees to comply with applicable law. In no event shall Spectrum be liable for any lost opportunities, profits or special, incidental, consequential or indirect damages of the Indemnified Party(ies) under this Section 6.1, except, however, as the result of any breach by Spectrum of the covenants in Article 8 below.
     6.2 Indena Indemnification. Indena (the “Indemnifying Party” under this Section 6.2) hereby agrees to indemnify, defend and hold Spectrum and its Affiliates and their directors, officers, employees, and agents (the “Indemnified Party(ies)” under this Section 6.2) harmless from and against any Losses to which one or more Indemnified Parties may become subject as a result of any (a) claim, demand, action or other proceeding by any Third Party to the extent such Losses result from Indena’s breach of any material obligation, representation, warranty or covenant contained in this Agreement or (b) failure by Indena to comply with applicable law. In no event shall Indena be liable for any lost opportunities, profits or special, incidental, consequential or indirect damages of the Indemnified Party(ies) under this Section 6.2., except, however, as the result of any breach by Indena of any of the covenants in Article 8 below.
     6.3 Indemnity Procedure.
               (a) The Indemnified Party(ies) agrees to give the Indemnifying Party(ies) written notice, as soon as is practicable, but in any event within thirty (30) days if possible, of any claim, suit, loss or the discovery of facts upon which such Indemnified Party(ies) intends to base a request for indemnification under Section 6.1 or Section 6.2 (collectively, a “Claim”).
               (b) The Indemnified Party(ies) shall furnish promptly to the Indemnifying Party(ies) copies of all papers and official documents received in respect of any Claim. The Indemnified Party(ies) shall cooperate with the Indemnifying Party(ies), at the Indemnifying Party(ies)’s expense, in providing witnesses and records necessary in the defense against any Claim.
               (c) With respect to any Claim relating solely to the payment of money damages that will not (i) result in the Indemnified Party(ies)’s becoming subject to injunctive or other relief, (ii) require an admission of guilt or other responsibility or liability, or (iii) otherwise adversely affect the business interests or rights of the Indemnified Party(ies) in any manner, and as to which the Indemnifying Party(ies) shall have acknowledged in writing the obligation to indemnify the Indemnified Party(ies) hereunder, the Indemnifying Party(ies) shall have the sole right to defend, settle, or otherwise dispose of such claim, on such terms as the Indemnifying Party(ies), in its sole discretion (subject to the limitations of this Section), shall deem appropriate.
               (d) With respect to all other Claims the Indemnifying Party(ies) shall obtain the written consent of the Indemnified Party(ies), which shall not be unreasonably withheld, prior to ceasing to defend, settling, or otherwise disposing thereof.
               (e) The Indemnifying Party(ies) shall not be liable for any settlement or other disposition of a Claim by the Indemnified Party(ies) that is reached without the written consent of the Indemnifying Party(ies).
               (f) Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by any Indemnified Party(ies) in connection with any claim shall be paid by the Indemnifying Party(ies), without prejudice to the Indemnifying Party(ies)’s right to contest the Indemnified Party(ies)’s right to indemnification and subject to refund in the event the Indemnifying Party(ies) is ultimately held not to be obligated to indemnify the Indemnified Party(ies).
               (g) The Indemnified Party(ies) shall always have the right to retain counsel and participate in the defense, negotiation or settlement of any Claim at its/their own cost and expense.
7. REPRESENTATIONS AND WARRANTIES.
     7.1 By Indena.
     Indena hereby represents and warrants that as of the Effective Date:
               (a) It is a financially solvent company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.
               (b) This Agreement is a legal and valid obligation of Indena, binding upon Indena and enforceable against Indena in accordance with the terms of this Agreement, except as such enforceability may be affected by laws affecting creditors’ rights generally and general equitable principles. The execution, delivery and performance of this Agreement by Indena does not conflict with any agreement, instrument or understanding, oral or written, to which Indena is a party or by which Indena may be bound, or violate any law or regulation of any court, governmental body or administrative or other agency having authority over Indena. All consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by Indena in connection with the execution, delivery and performance of this Agreement have been obtained.
               (c) (A) it has all necessary right and authority to execute, deliver and perform all of its obligations under this Agreement, which actions have been duly and validly authorized and approved by all necessary corporate action of Indena; (B) it has the right to grant the licenses and other rights granted herein; (C) it has not previously granted any right, license or interest in or to the Technology, or any portion thereof, inconsistent with the rights granted to Spectrum herein; and (D) to the best of its knowledge, there are no material adverse proceedings, claims or actions pending or threatened relating to the Technology which would materially interfere with Indena’s performance of its obligations or power to make the grants and covenants hereunder, or Spectrum’s unfettered use of the Technology.
               (d) Indena is the owner of all right, title and interest in and to all of the Technology. The Technology is free and clear of any and all encumbrances, covenants, conditions and restrictions or, other adverse claims or interests of any kind or nature, including but not limited to, financial and technical, and Indena has not received any oral or written notice or claim challenging its complete and exclusive rights to the Technology or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto, and there is no agreement, decree, arbitral award or other provision or contingency in effect in which Indena has granted licenses in the Technology or in which Indena is obligated to grant licenses in the Technology.
               (e) To Indena’s best knowledge, it owns or possesses sufficient rights to use all of the Technology necessary to develop, make, have made, use, sell, offer for sale, have sold, import and export and commercialize the Licensed Compound in the Licensed Field in the Territory.
               (f) The license agreement with Bayer has been terminated in its entirety and Bayer has no rights in any way to the Technology.
               (g) It has provided copies to Spectrum of all Know-How, as applicable, and all Regulatory Filings, including all correspondence with appropriate Regulatory Authorities.
               (h) No litigation is now pending and no notice or other claim has been received by Indena, (A) alleging that Indena has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of any Patents of any Third Party, or (B) challenging the ownership, use, validity or enforceability of any of the Patents Rights. In addition, Indena is not aware of any unasserted claim or demand which it believes can be enforced by a Third Party against any the Patent Rights.
               (i) The Technology was not obtained by Indena in violation of any contractual or fiduciary obligation to which Indena or any of its respective employees are or were bound, or by the misappropriation of the trade secrets of any Third Party.
               (j) To the best of Indena’s knowledge and belief, all of the data and information that Indena has provided to Spectrum prior to the Effective Date relating to the Technology, and to IDN 5109 in general, are reasonably accurate, and Indena has not omitted therefrom any material data or information in Indena’s possession or control reasonably in advance of the Effective Date concerning the same.
               (k) The Patent Rights are in full force and effect and are in compliance with all legal requirements regarding the filing, examination, and maintenance fees. Indena has not taken any action or, failed to take any action (including a failure to disclose material prior art in connection with the prosecution of any patent), or used or enforced or, failed to use or enforce any of the Patents Rights in a manner that would result in the abandonment or unenforceability of any of the Patents Rights.
               (l) No Patent Rights have been or are now involved in any interference, reissue, reexamination or opposing proceeding in any jurisdiction within the Territory. To Indena’s best knowledge, no such action has been threatened. There is no patent of any person that claims the same subject matter as the Patent Rights, and Indena is not aware of any prior art that invalidates any claim within the Patent Rights.
               (m) To Indena’s best knowledge, the use of the Patents Rights to develop, make, have made, use, sell, offer for sale, have sold, import and export and commercialize the Licensed Compound in the Licensed Field in the Territory, would not infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any Third Party, including any Patent of any Third Party.
               (n) To Indena’s best knowledge, no Third Party is misappropriating, infringing, diluting or violating any of the Patent Rights, and no claims for any of the foregoing have been brought against any Third Party by Indena. Indena has taken reasonable steps in accordance with normal industry practice to protect its Patent Rights.
               (o) The chemical structure described in Exhibit A is the correct chemical structure of IDN 5109.
     7.2 By Spectrum.
     Spectrum hereby represents and warrants that as of the Effective Date:
               (a) (A) it is a financially solvent corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (B) it has the full right, authority and power to enter into this Agreement and to perform its obligations hereunder, which actions have been duly and validly authorized and approved by all necessary corporate action of Spectrum; (C) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Spectrum; and (D) to the best of its knowledge there are no material adverse proceedings, claims or actions pending or threatened against it which would materially interfere with the performance of its obligations hereunder.
               (b) This Agreement is a legal and valid obligation of Spectrum, binding upon Spectrum and enforceable against Spectrum in accordance with the terms of this Agreement, except as such enforceability may be affected by laws affecting creditors’ rights generally and general equitable principles. The execution, delivery and performance of this Agreement by Spectrum does not conflict with any agreement, instrument or understanding, oral or written, to which Spectrum is a party or by which Spectrum may be bound, or violate any law or regulation of any court, governmental body or administrative or other agency having authority over Spectrum. All consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by

Spectrum in connection with the execution, delivery and performance of this Agreement have been obtained.
8. ADDITIONAL COVENANTS.
     8.1 Preservation of Title. Indena shall use its best efforts to preserve and maintain its ownership and title to all Technology licensed hereunder.
     8.2 No Conflicts. Neither Party shall grant any right, license or interest in or to the Technology, or any portion thereof, inconsistent with the rights granted to Spectrum herein. Without the other Party’s prior written consent, neither Party shall enter into any agreement that creates additional obligations upon the other Party or limits the exercise of the other Party’s rights hereunder or diminishes the other Party’s rights hereunder.
9. CONFIDENTIALITY AND PUBLICATION.
     9.1 Treatment of Confidential Information. The Parties agree that during the term of this Agreement, and for a period of seven (7) years after this Agreement terminates or expires, a Party receiving Confidential Information of the other Party will (i) maintain in confidence such Confidential Information to the same extent such Party maintains the confidentiality of its own Confidential Information, (ii) not disclose such Confidential Information to any Third Party without the prior written consent of the disclosing Party and (iii) not use such Confidential Information for any purpose other than the exercise of a Party’s rights or performance of a Party’s obligations under this Agreement; provided however, that the provisions of this Section 9.1 shall not prevent a Party from disclosing Confidential Information if such disclosure:
               (a) is made to its employees, directors, accountants, attorneys, contractors or consultants who reasonably require such disclosure on a need to know basis and who are bound to it by obligations of confidentiality and non-use no less stringent than the obligations between Spectrum and Indena hereunder;
               (b) is made to collaborators for the purpose of performing the obligations or exercising the rights of a Party hereunder and who are bound to that Party by obligations of confidentiality and non-use no less stringent than the obligations between Spectrum and Indena hereunder;
               (c) is in response to a valid order of an United States court or otherwise required by law or regulation, provided however that receiving Party shall first have given notice to the disclosing Party and shall have made a reasonable effort to obtain a protective order by: (i) seeking protection of Confidential Information not relevant to the court’s inquiry from a general disclosure (e.g., without limitation, requesting limited and in-camera review by such court and/or seeking that such information be treated under seal); (ii) seeking to redact any Confidential Information; and (iii) in any event requiring that, to the extent ordered to be disclosed, that such disclosure of Confidential Information be used only for the purposes for which the order was issued; or
               (d) is necessary to: (i) file or prosecute Patents in accordance with this Agreement; (ii) submit regulatory filings with respect to Products in accordance with this Agreement; (iii) prosecute or defend litigation; (iv) make required governmental securities filings and other such similar and required disclosures by law, subject to appropriate redactions and requests for confidential treatment as permitted by law; (v) make disclosures required by the principal stock exchange on which the Party’s stock is traded, subject to appropriate redactions and requests for confidential treatment as permitted by law and the rules of such exchange; (vi) conduct pre-clinical or clinical trials of Products in accordance with this Agreement, provided any Affiliates or Third Parties conducting pre-clinical trials agree to be bound by terms of confidentiality and non-use at least equivalent in scope to those set forth in this Section 9.1 and any Affiliates or Third Parties conducting clinical trials agree to be bound by terms of confidentiality and non-use that are customarily obtained in connection with such clinical trials; or (viii) enable Affiliates or bona fide potential or actual sublicensees to evaluate and/or exercise their rights under a sublicense that would be or has been issued in accordance with this Agreement, provided such Affiliates and Third Parties agree to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Section 9.1.
     9.2 Public Statements.
          9.2.1 Publications Indena or Spectrum, as the case may be, may publish or present information derived from the performance of this Agreement, provided that: the publishing Party first provides the non-publishing Party with a copy of a proposed manuscript for comment and input at least twenty (20) days prior to any submission to the publisher and a copy of an abstract for comment and input at least ten (10) days before submission to the Third Party organization. In addition, at the non-publishing Party’s request, the publishing party will further delay the presentation or publication for an additional ten (10) days so as to allow the non-publishing party time to file for patent protection or other intellectual property protection. If a publication by Spectrum results from work relating to the Technology, Spectrum agrees to acknowledge Indena and give credit to Indena’s scientists, as scientifically appropriate, based on any contribution they may have made to the work. Likewise, if a publication by Indena results from work performed by Spectrum, Indena agrees to acknowledge Spectrum and give credit to Spectrum’ scientists, as scientifically appropriate, based on any contribution they may have made to the work.
          9.2.2 Other Public Statements Except as provided in Section 9.2.1, or as otherwise required by law or the rules of the principal stock exchange on which the Party’s stock is traded, no Party shall originate any public statement, news release or other written public announcement, whether in the public press, stockholders’ reports, or otherwise, relating to this Agreement or to any sublicense hereunder, or to the performance hereunder or any such agreements, or use a Party’s name for any purpose, including in connection with the advertising or sale of Products, without the prior written approval of the other Party, such consent not to be unreasonably withheld. The Parties each agree to respond to each such request within five (5) business days of receipt of a request (unless a shorter period of time is necessary to comply with law). Notwithstanding anything to the contrary in this Agreement, each party shall be permitted to publicly disclose (i) the existence of this Agreement, (ii) that Indena and Spectrum are the parties to this Agreement, and (iii) the Technology covered by this Agreement. In the case of unintentional public disclosure concerning this Agreement, any Product or any other subject matter hereof, the disclosing Party shall promptly inform the other Party of such disclosure and the other Party shall be entitled to make a public announcement regarding the subject matter of the disclosure. The other Party shall notify the disclosing Party of their intention to make such an announcement. Following a Party’s consent to or approval of the public announcement of any information pursuant to this Section 9.2.2, both Parties shall be entitled to make subsequent public announcements of such information without renewed compliance with this Section 9.2.2, unless the scope and/or duration of such consent or approval is expressly limited. Upon conclusion of this Agreement, the Parties will publish a press release on their future cooperation.
10. TERM, DEFAULT AND TERMINATION.
     10.1 Term of Agreement. The term of this Agreement shall commence on the Effective Date and, unless terminated early in accordance with the provisions of this Agreement, shall continue on a Product-by-Product and country-by-country basis until the expiration of the obligation to pay royalties under Section 3.2 above applicable to such Product in such country (the “Term”). This Agreement shall expire in its entirety after the date that Spectrum no longer owes any royalties to Indena under Section 3.2.
     10.2 Unilateral Termination – Spectrum. Spectrum shall have the unilateral right to terminate this Agreement, in its entirety or on a Product-by-Product and/or country-by-country basis, at any time for any reason.
     10.3 Default.
          10.3.1 The following event shall constitute an “Event of Default” hereunder: a material breach of a material provision of this Agreement by a Party, and the failure of the Party in breach to cure such material breach within ninety (90) days after receipt of notice from the other Party specifying in reasonable detail the nature of such breach (the “Termination Notice”). For purposes of this Agreement, it is not a “material breach” of this Agreement by Spectrum if the development of a Product is delayed due to the following: (i) reasonable scientific, medical or technical reasons; (ii) circumstances that are beyond the control of Spectrum; or (iii) the fault of Indena. In addition, in the event of a Dispute (as defined in Section 11.1) between the Parties as to whether a payment is owed hereunder, then such Dispute shall be resolved in accordance with Article 11 and the applicable cure period shall be tolled (even if such period has already expired) during the pendency of such resolution.
          10.3.2 Upon the occurrence of any Event of Default by a Party, the non-defaulting Party may deliver to the defaulting Party a Termination Notice and without need of a further notice, such termination to be effective ninety (90) days after the date of receipt of the Termination Notice, unless the Party in breach cures the breach to the reasonable satisfaction of the terminating Party during said ninety (90) days period. Such termination rights shall be in addition to and not in substitution for any other remedies that may be available to the non-defaulting Party. Termination pursuant to this Section 10.3.2 shall not be treated as an election of remedies and shall not relieve the defaulting Party from liability and damages to the other Party for breach of this Agreement. Waiver by either Party of a single breach or a succession of breaches shall not deprive such Party of any right to terminate this Agreement arising by reason of any subsequent breach.
     10.4 Insolvency. In addition to the termination rights provided for in this Section, each Party shall have the right to terminate this Agreement, immediately by giving written notice of termination to the other Party, if the other Party files a voluntary petition, or if an involuntary petition is granted in respect of the other Party and appeal proceedings are not commenced within a period of fifteen (15) days from the date of such petition under the bankruptcy provisions of applicable law, or the other Party is declared insolvent, undergoes voluntary or involuntary dissolution, or makes an assignment for the benefit of its creditors, or fails or is unable to pay its debts as they come due, or suffers the appointment of a receiver or trustee over all, or substantially all, of its assets or properties. All rights and licenses granted under or pursuant to this Agreement by Indena are, for the purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Spectrum shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.
     10.5 Effects of Expiration or Termination
               (a) Rights Upon Expiration. Following the expiration of this Agreement with respect to a Product in a country in the Territory pursuant to Section 10.1, Spectrum shall have and retain a perpetual, royalty-free, fully paid up License for such Product in such country, however, Spectrum’s obligations under this Agreement with respect to such Product in such country in the Territory shall terminate. Following the expiration of the term of this Agreement in its entirety pursuant to Section 10.1,

Spectrum shall have and retain a perpetual, royalty-free, fully paid up License for the Licensed Compound in all countries in the Territory, however, Spectrum’s obligations under this Agreement shall terminate. In addition, Spectrum shall retain all rights and interest in all materials, inventions, discoveries and know-how (whether or not patentable or patented) solely generated by Spectrum in the course of performing research and development activities under the licenses granted in this Agreement. Other than rights intended to survive expiration, or as otherwise provided under Section 10.5(e), neither Party shall have any further rights or obligations upon the expiration of this Agreement in its entirety.
               (b) Rights Upon Termination by Indena Under Sections 10.3 or 10.4 or by Spectrum Under Section 10.2. Upon any termination of this Agreement by Indena under Section 10.3 or 10.4 or by Spectrum under Section 10.2, all rights and licenses granted by Indena to Spectrum shall terminate and revert to Indena and, subject to clause (e) below, Spectrum’s obligations under this Agreement shall terminate. The foregoing provisions shall also apply to the partial termination of this Agreement by Spectrum on a Product-by-Product and/or country-by-country basis in accordance with Section 10.2, provided, however, that in such event only those rights that solely pertain to the Product and/or country being terminated would revert back to Indena and Spectrum’s obligations under this Agreement only with respect to such Product in such country shall terminate. In addition, Spectrum shall provide to Indena all CMC data, preclinical testing and stability data and results and clinical trial data and results relating to the development of Products and a technology transfer package for all processes, formulations, and protocols for the manufacture of Products. If Spectrum has licensed any technology from Third Parties relating to the Technology or any Product, Spectrum shall use commercially reasonable efforts to transfer such rights to Indena at no cost to Indena. Notwithstanding the foregoing, Spectrum shall retain its right, title and interest under Section 4.1 in any Improvements made solely by Spectrum and in any Joint Inventions and hereby grants to Indena effective upon termination of this Agreement by Spectrum pursuant to Section 10.2 a non-exclusive, perpetual, royalty-free right and license to any Improvements made solely by Spectrum and to any Joint Inventions.
               (c) Rights Upon Termination by Spectrum under Sections 10.3 or 10.4. Upon any termination of this Agreement by Spectrum under Sections 10.3 or 10.4, the license rights granted by Indena to Spectrum contained in this Agreement shall continue in full force and effect, provided however, that, subject to clause (e) below, Spectrum’s obligations under this Agreement shall terminate. Notwithstanding the foregoing, Indena shall retain its right, title and interest under Section 4.1 in any Joint Inventions and in any Improvements made by Indena solely or jointly with a Third Party.
               (d) Payments. Not later than ninety (90) days after the expiration or termination date of this Agreement in its entirety, each Party shall pay to the other Party any amounts that are then due and payable, including any final period royalty report and payment.

               (e) Accrued Rights; Surviving Obligations. Termination (partially or completely) or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination or expiration, and shall not relieve either Party from its obligations which are expressly indicated to survive expiration or termination of this Agreement, including those under Articles 1, 6, 9, 11 and 12 and Sections 4.1, 4.2, 5.4, 10.5 and 10.6 which shall survive any expiration or termination of this Agreement. Spectrum shall have no liability for financial obligations that accrue after the date of termination or expiration of this Agreement, including but not limited to the milestone payments payable pursuant to Section 3.1. For the avoidance of doubt, if Spectrum terminates this Agreement pursuant to Section 10.2 [***].

     10.6 Work-in-Progress. Notwithstanding anything in this Agreement to the contrary, upon any such early termination of the license granted hereunder in accordance with this Agreement, Spectrum shall be entitled to finish any work-in-progress and to sell any completed inventory of a Product which remain on hand as of the date of the termination, so long as Spectrum pays to Indena the royalties applicable to said subsequent sales in accordance with the terms and conditions as set forth in this Agreement, provided that no such sales shall be permitted after the expiration of [***] after the date of termination.
11. DISPUTE RESOLUTION.
     11.1 Arbitration. Without prejudice to the provisions of Section 11.4 below, any claim, dispute, or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (each, a “Dispute”) between the Parties shall be finally settled by binding arbitration conducted in the English language in accordance with the Rules of the International Chamber of Commerce (“ICC”). The arbitration shall be held in Paris, France, if the demand for arbitration is filed by Spectrum, and New York, New York, if the demand for arbitration is filed by Indena, and shall be conducted by three (3) arbitrators who are knowledgeable in the subject matter at issue in the dispute. One (1) arbitrator will be selected by Indena, one (1) arbitrator will be selected by Spectrum, and the third arbitrator will be selected by mutual agreement of the two (2) arbitrators selected by the Parties, provided that if a Party fails to select an arbitrator within thirty (30) days of the request for arbitration, the arbitrator that was to be selected by such Party shall be appointed in accordance with the rules of the ICC. The arbitrators may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings. The arbitrators shall issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrators shall be authorized to award compensatory damages, but shall NOT be authorized to (i) award non-economic or punitive damages (except to the extent expressly permitted by this Agreement), or (ii) reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in part (i) of this sentence will not apply if such damages are statutorily imposed. The arbitrators also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief that the arbitrators deem just and equitable and within the scope of this Agreement, including an injunction or order for specific performance. The award of the arbitrators shall be the sole and exclusive remedy of the Parties. Judgment on the award rendered by the arbitrators may be enforced in any court having competent jurisdiction thereof, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators.

     11.2 Administration. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses), and/or the fees and costs of the arbitrators. Absent the filing of an application to correct or vacate the arbitration award (if permitted by ICC rules), each Party shall fully perform and satisfy the arbitration award within fifteen (15) days of the service of the award.
     11.3 Waivers. By agreeing to the binding arbitration provision in Section 11.1, the Parties understand that they are waiving certain rights and protections which may otherwise be available if a Dispute between the Parties were determined by litigation in court, including the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.
     11.4 Non-Arbitrable Disputes. Section 11.1 shall not apply to any dispute, controversy or claim that concerns (A) the validity, enforceability or infringement of a Patent, trademark or copyright; or (B) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory. All such disputes, controversies or claims, and all judicial actions brought in order to enforce the instituting Party’s rights hereunder through specific performance, injunction or similar equitable relief, shall be brought before any court having jurisdiction.
12. GENERAL PROVISIONS.
     12.1 Further Assurances. At any time or from time to time on and after the Effective Date, each Party, at the request of the other Party, shall (i) deliver to the other Party such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such assignments, consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such other actions, as the other Party may reasonably deem necessary or desirable in order for such other Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.
     12.2 Independent Contractors. The relationship between Indena and Spectrum is that of principal to principal. Indena and Spectrum are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting Parties. Indena and Spectrum shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

     12.3 Entire Agreement; Modification. This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both Parties.
     12.4 Force Majeure. Neither Party shall be liable for any delay or failure of performance to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by the exercise of due diligence it is unable to prevent, provided that the Party claiming excuse uses its commercially reasonable efforts to overcome the same.
     12.5 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF CONFIDENTIALITY OR FOR INFRINGEMENT OR MISAPPROPRIATION, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS (EXCEPT, HOWEVER, ANY LOST PROFITS OF SPECTRUM AS THE RESULT OF ANY BREACH BY INDENA OF ANY OF THE REPRESENTATIONS IN SECTION 7.1 AND/OR THE COVENANTS IN ARTICLE 8), ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.
     12.6 Assignment. Except for sublicensing rights as set forth in Section 2.2, this Agreement nor any rights granted hereunder may be assigned or transferred by either Party without the prior written consent of the non-assigning Party. Notwithstanding the foregoing, either Party may assign this Agreement to (i) an Affiliate or (ii) a Third Party in connection with the transfer or sale of all or substantially all of the business of such Party to which this agreement relates whether by a merger, consolidation, sale of stock, acquisition, sale of assets or otherwise. Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and permitted assigns of Indena and Spectrum. Any such successor or permitted assignee shall expressly assume in writing the performance of all terms and conditions of this Agreement to be performed by the assigning Party.
     12.7 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California, without regard to the conflicts of laws principles thereof.
     12.8 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.
     12.9 Interpretation. The following provisions apply to this entire Agreement unless a particular provision clearly specifies otherwise:

               (a) All references to monetary amounts are to the Euro, the official currency of the Eurozone.
               (b) The use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits.
               (c) The words “include” and “including” have the inclusive meaning “including without limitation” and “including but not limited to.”
               (d) The word “day” shall mean a calendar day and the words “business day” shall mean a day other than a Saturday, a Sunday, or any day that is a public holiday for employees of the U.S. Federal government (as established by 5 U.S.C. 6103 or any statute that supersedes it).
               (e) Time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next business day following if the last day of the period is not a business day in the jurisdiction of the Party to make such payment or do such act.
               (f) Any reference to this Agreement or any other agreement, document or filing shall refer to that item as amended from time to time.
               (g) Any reference to an Article, Section, Exhibit or Schedule shall be to the applicable Article, Section, Exhibit or Schedule to this Agreement and not to or of any other document.
     12.10 Severability. Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.
     12.11 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.
     12.12 Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by e-mail or telefax, confirmed by registered mail, or by telex or cable, charges prepaid, or by overnight courier, charges prepaid, and shall be delivered to the respective addresses set forth below unless subsequently changed by written notice to the other Party:

For Indena:	Indena SpA
Viale Ortles, 12
20139 Milano, Italy
Facsimile: (+39) 02 57496236
E-Mail: [***]
Attention: Gian Paolo Forni

For Spectrum:	Spectrum Pharmaceuticals, Inc.
157 Technology Drive
Irvine, CA 92618
Facsimile: (949) 788-6706
E-Mail: [***]
Attention: Rajesh C. Shrotriya, M.D.
Notice shall be deemed delivered upon the earlier of (i) when actually received, (ii) the date notice is sent via e-mail, telefax, telex or cable, and confirmed by written receipt or (iii) the day immediately following delivery to overnight courier, except that notices received on Sundays or holidays will be deemed received the following business day.
     12.13 Compliance with Laws. Nothing contained in this Agreement shall require or permit Indena or Spectrum to do any act inconsistent with the requirements of any Italian or United States law, regulation or executive order as the same may be in effect from time to time.
     12.14 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the date first set forth above.

INDENA SPA		SPECTRUM PHARMACEUTICALS, INC.

By:	/s/ Dario Bonacorsi	By:	/s/ Rajesh C. Shrotriya, M.D.

Name: Dario Bonacorsi		Name: Rajesh C. Shrotriya, M.D.
Title: President and CEO		Title: Chairman, CEO and President

EXHIBIT A
IDN 5109
[***]

EXHIBIT B
LIST OF PATENTS
[***]

[Exhibit B, 11 pages, has been omitted in its entirety and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted pages.]